Exhibit 99.1

Insys Therapeutics Reports Third Quarter 2013 Results

Record Revenue of $29.2 million

EPS of $0.51 per Diluted Share

PHOENIX, AZ – November 12, 2013 -- Insys Therapeutics, Inc. (Nasdaq: INSY), a specialty pharmaceutical company with focus on supportive care products for cancer patients, today announced its financial results for the three months ended September 30, 2013.

Highlights of the 2013 third quarter included:

●	Total net revenue increased to $29.2 million in the third quarter of 2013 versus $4.8 million for the third quarter of 2012;

●	Revenues from Subsys® (fentanyl sublingual spray) were $28.4 million, up 1,002% over third quarter of 2012 levels and up 53% as compared with the second quarter of 2013;

●	Net income of $11.6 million and diluted earnings per share of $0.51, compared to a net loss of $4.3 million ($0.46 per share) for the third quarter of 2012; and,

●	Listing of two U.S. Patents covering Subsys use and formulation in FDA’s Orange Book.

“Our strong results this quarter were driven by continued prescription growth of the Subsys franchise to alleviate breakthrough pain for cancer patients,” said Michael L. Babich, President and Chief Executive Officer. “The product, with its simple, one-step administration system, has captured over 30% share of the transmucosal immediate-release fentanyl (TIRF) market, and we aim to drive further growth through execution of our marketing strategy.”

Third Quarter 2013 Financial Results

Total net revenue for the third quarter of 2013 was $29.2 million, an increase of $24.4 million as compared to $4.8 million for the third quarter of 2012. On a sequential basis, third quarter 2013 net revenue increased by $10.4 million from second quarter 2013 net revenue of $18.8 million. A summary of total revenue is outlined below (in millions):

	Three Months Ended September 30,		Increase
	2013	2012	(Decrease)
Product sales, net
Subsys	$28.4	$2.6	$25.8
Dronabinol SG Capsule	0.8	2.2	(1.4)
Total net revenue	$29.2	$4.8	$24.4

Gross margin was 89% for the third quarter of 2013, compared to 59% for the third quarter of 2012. The improvement was primarily a result of the significant increase in sales of Subsys, which has a higher gross margin than Dronabinol SG Capsule.

Sales and marketing expense was $8.0 million during the third quarter of 2013, compared to $2.9 million for the third quarter of 2012. The increase was a result of higher sales compensation expenses associated with the increase in sales of Subsys and increased marketing expenses during the third quarter of 2013.

Research and development expense increased to $1.7 million for the third quarter of 2013 from $1.1 million for the third quarter of 2012, primarily as a result of new product development programs begun in the second quarter of 2013.

Insys Therapeutics Reports Third Quarter 2013 Results	Page 2
November 12, 2013

General and administrative expense increased to $4.3 million for the third quarter of 2013 from $2.3 million for the third quarter of 2012, primarily resulting from costs incurred in connection with increased administrative infrastructure to support the growth of Subsys sales combined with corporate costs associated with becoming a public company.

Net income for the third quarter of 2013 was $11.6 million, or $0.51 per diluted share, compared to a net loss of $4.3 million, or ($0.46) per diluted share for the third quarter of 2012.

Non-GAAP adjusted net income for the third quarter of 2013 was $13.3 million, or $0.58 per diluted share, compared to non-GAAP adjusted net loss of $3.0 million, or ($0.32) per diluted share, in the prior year quarter.

The Company had $32.1 million in cash, cash equivalents and restricted cash, $7.1 million in working capital (excluding cash and cash equivalents), no debt, and $47.6 million in stockholders’ equity as of September 30, 2013.

Update on Dronabinol Oral Solution

Insys completed the clinical dossier for its proprietary dronabinol oral solution product candidate during the third quarter of 2013 and is currently engaged in an ongoing dialogue with the U.S. Food and Drug Administration (FDA) regarding the U.S. Drug Enforcement Agency (DEA) potential scheduling classification for this product candidate. As a result, the NDA may not be submitted for filing in the current quarter as previously guided.

Conference Call

Insys management will host a conference call as follows:

Date	November 12, 2013
Time	11:00 EST
Telephone	888-329-8893 (U.S.) or 719-325-2244 (International)
Access code	5992606
Webcast	www.insysrx.com

A telephone replay will be available shortly after the completion of the call at 888-203-1112 (U.S.) or 719-457-0820 (International), passcode 5992606. The webcast will be archived for one year at www.insysrx.com under “Events’.

About Insys Therapeutics, Inc.
Insys Therapeutics, Inc. is a commercial-stage specialty pharmaceutical company that develops and commercializes innovative supportive care products, with a focus on utilizing its proprietary formulation technologies to address the clinical shortcomings of existing commercial pharmaceutical products. The Company has two marketed products including Subsys®, a proprietary sublingual fentanyl spray for breakthrough pain in opioid-tolerant cancer patients. Insys markets Subsys through its incentive-based, cost-efficient commercial sales force. The Company’s lead product candidate is dronabinol oral solution, a proprietary orally administered liquid formulation of dronabinol, which would be its second branded supportive care product, if approved.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the on-going approval and anticipated commercialization of Insys' products and development of its product candidates and the Company's positioning to build on its supportive care franchise and deliver value to stockholders. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release, and actual results may differ materially from those in these forward-looking statements as a result of various factors. These factors include, but are not limited to risks regarding: Insys' ability to launch and commercialize products successfully; the timing and acceptance for filing by the FDA of regulatory submissions for Insys’ product candidates; Insys' ability to successfully manage its commercial relationships and sales infrastructure, compliance with post-approval regulatory requirements; and, the Company's need to potentially obtain additional financing to successfully commercialize or further develop its existing products and product candidates. For a further description of these and other risks facing Insys, please see the risk factors described in the company's filings with the United States Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in those filings. Forward-looking statements speak only as of the date of this press release and the company undertakes no obligation to update or revise these statements, except as may be required by law.

Insys Therapeutics Reports Third Quarter 2013 Results	Page 3
November 12, 2013

Subsys® is a registered trademark of Insys Therapeutics, Inc.

Non-GAAP Financial Measures

In addition to reporting all financial information required in accordance with generally accepted accounting principles (GAAP), Insys is also reporting Adjusted EBITDA, Adjusted net income (loss) and Adjusted net income (loss) per diluted share, which are non-GAAP financial measures. Since Adjusted EBITDA, Adjusted net income (loss) and Adjusted net income (loss) per diluted share are not GAAP financial measures, they should not be used in isolation or as a substitute for consolidated statements of operations and cash flow data prepared in accordance with GAAP. In addition, Insys’s definitions of Adjusted EBITDA, Adjusted net income (loss) and Adjusted net income (loss) per diluted share may not be comparable to similarly titled non-GAAP financial measures reported by other companies. For a full reconciliation of Adjusted EBITDA and Adjusted net income (loss) to GAAP net income (loss), please see the attachments to this earnings release.

Adjusted EBITDA, as defined by the Company, is calculated as follows:

Net income (loss), plus:

●	Interest income (expense), net
●	Provision for income taxes
●	Depreciation and amortization
●	Non-cash expenses, such as share-based compensation expense

The Company believes that Adjusted EBITDA can be a meaningful indicator, to both Company management and investors, of the past and expected ongoing operating performance of the Company. EBITDA is a commonly used and widely accepted measure of financial performance. Adjusted EBITDA is deemed by the Company to be a useful performance indicator because it includes an add-back of non-cash and non-recurring operating expenses that may be subject to uncontrollable factors not reflective of the Company’s true operational performance.

Adjusted net income, as defined by the Company, is calculated as follows:

Net income (loss), plus:

●	The recorded provision for income taxes
●	Non-cash expenses, such as stock compensation expense, non-cash interest, and non-cash other expense (i.e., changes in estimated fair value of a contingent payment obligation)
●	Less an estimated cash tax provision, net of the benefit from utilizing NOL carry-forwards.

Adjusted net income (loss) per diluted share is equal to Adjusted net income (loss) divided by the diluted share count for the applicable period.

The Company believes that Adjusted net income (loss) and Adjusted net income (loss) per diluted shares are meaningful financial indicators, to both Company management and investors, in that they exclude non-cash income and expense items, as well as other income and expense items that are not expected to recur and therefore are not reflective of continuing operating performance.

While the Company uses Adjusted EBITDA, Adjusted net income (loss) and Adjusted net income (loss) per diluted share in managing and analyzing its business and financial condition and believes these non-GAAP financial measures to be useful to investors in evaluating the Company’s performance, each of these financial measures has certain shortcomings. Adjusted EBITDA does not take into account the impact of capital expenditures on either the liquidity or the GAAP financial performance of the Company and likewise omits share-based compensation expenses, which may vary over time and may represent a material portion of overall compensation expense. Adjusted net income (loss) does not take into account non-cash expenses that reflect the amortization of past expenditures, or include stock-based compensation, which is an important and material element of the Company’s compensation package for its directors, officers and other key employees. As a result of the inherent limitations of each of these non-GAAP financial measures, the Company’s management utilizes comparable GAAP financial measures to evaluate the business in conjunction with Adjusted EBITDA, Adjusted net income (loss) and Adjusted net income (loss) per diluted share and encourages investors to do likewise.

Insys Therapeutics Reports Third Quarter 2013 Results	Page 4
November 12, 2013

Contacts: Darryl S. Baker Chief Financial Officer Insys Therapeutics, Inc. 602-910-2617

Lisa M. Wilson

President

In-Site Communications, Inc.

212-452-2793

-- Financial tables follow --

Insys Therapeutics Reports Third Quarter 2013 Results	Page 5
November 12, 2013

INSYS THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net revenue	$29,211	$4,752	$59,091	$10,317
Cost of revenue	3,096	1,948	7,454	5,567
Gross profit	26,115	2,804	51,637	4,750

Operating expenses:
Sales and marketing	7,969	2,899	18,723	8,231
Research and development	1,737	1,119	5,348	5,647
General and administrative	4,274	2,267	9,423	5,591
Total operating expenses	13,980	6,285	33,494	19,469

Income (loss) from operations	12,135	(3,481)	18,143	(14,719)
Other income (expense),net	(24)	(90)	(22)	(596)
Interest income (expense), net	8	(679)	(937)	(1,990)
Income (loss) before income taxes	12,119	(4,250)	17,184	(17,305)
Income tax expense	532	-	907	-
Net income (loss)	$11,587	$(4,250)	$16,277	$(17,305)

Net income (loss) per common share:
Basic	$0.54	$(0.46)	$1.03	$(1.86)
Diluted	$0.51	$(0.46)	$0.96	$(1.86)

Shares used in computing net income (loss) per common share:
Basic	21,404,684	9,314,886	15,812,603	9,314,886
Diluted	22,789,138	9,314,886	16,932,372	9,314,886

Insys Therapeutics Reports Third Quarter 2013 Results	Page 6
November 12, 2013

INSYS THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	September 30, 2013	December 31, 2012
ASSETS:
Cash and cash equivalents including restricted cash	$32,146	$361
Accounts receivable, net	12,376	3,089
Inventories	11,746	7,095
Prepaid expenses and other current assets	1,457	1,344
Non-current assets	8,311	6,852
Total assets	$66,036	$18,741

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT):
Accounts payable and accrued expenses	$15,395	$7,871
Deferred revenue and patient discounts	3,067	5,307
Line of credit	-	11,858
Notes payable to related party, including interest	-	58,383
Stockholders' equity (deficit)	47,574	(64,678)
Total liabilities and stockholders' equity (deficit)	$66,036	$18,741

Insys Therapeutics Reports Third Quarter 2013 Results	Page 7
November 12, 2013

INSYS THERAPEUTICS, INC.

RECONCILIATION OF NET INCOME (LOSS) TO NON-GAAP ADJUSTED EBITDA

(In thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net income (loss)	$11,587	$(4,250)	$16,277	$(17,305)
Adjustments to arrive at EBITDA:
Interest (income) expense, net	(8)	679	937	1,990
Income tax expense	532	-	907	-
Depreciation and amortization expense	444	376	1,309	1,219
EBITDA	12,555	(3,195)	19,430	(14,096)
Non-cash stock compensation expense	1,697	571	4,101	1,857
Adjusted EBITDA	$14,252	$(2,624)	$23,531	$(12,239)

INSYS THERAPEUTICS, INC.

RECONCILIATION OF NET INCOME (LOSS) TO NON-GAAP ADJUSTED NET INCOME (LOSS)

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net income (loss)	$11,587	$(4,250)	$16,277	$(17,305)
Income tax provision	532	-	907	-
Income (loss) before income taxes	12,119	(4,250)	17,184	(17,305)
Adjustments to arrive at Adjusted net income (loss):
Non-cash stock compensation expense	1,697	571	4,101	1,857
Non-cash interest expense	-	645	900	1,923
Non-cash other expense	-	70	-	210
Adjusted income (loss) before income taxes	13,816	(2,964)	22,185	(13,315)
Adjusted income tax provision	532	-	907	-
Adjusted net income (loss)	$13,284	$(2,964)	$21,278	$(13,315)

Adjusted net income (loss) per diluted share	$0.58	$(0.32)	$1.26	$(1.43)

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